Filed Pursuant to Rule 433
Registration No. 333-205680
June 13, 2016

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated June 13, 2016)

Issuer:	Southern Power Company
Security:	Series 2016B 1.850% Senior Notes due June 20, 2026
Expected Ratings:*	Baa1 (Stable)/BBB+ (Negative)/BBB+ (Stable) (Moody’s/Standard & Poor’s/Fitch)
Size:	€500,000,000
Initial Public Offering Price:	99.855%
Maturity Date:	June 20, 2026
Benchmark Bund:	DBR 0.500% due February 15, 2026
Benchmark Bund Price/Yield:	104.63% / 0.021%
Spread to Benchmark Bund:	184.5 basis points
Mid-Swap Yield:	0.466%
Spread to Mid-Swap Yield:	+140 basis points
Re-offer Yield:	1.866%
Make-Whole Call:	+27.5 basis points
Redemption for Tax Reasons:	If certain events occur involving changes in United States taxation, may redeem in whole at 100%
Coupon:	1.850%
Interest Payment Dates:	June 20 of each year, beginning June 20, 2017
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Format:	SEC Registered
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP/ISIN/Common Code:	843646 AQ3 / XS1435056426 / 143505642
Trade Date:	June 13, 2016
Expected Settlement Date:	June 20, 2016 (T+5)
Listing:	Intend to apply to list on the New York Stock Exchange; if approved for listing, trading expected to begin within 30 days of issuance
Clearance and Settlement:	Euroclear/Clearstream
Stabilization:	Stabilization/FCA
Law:	New York
Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Merrill Lynch International UBS Limited

Co-Managers:	Scotiabank Europe plc U.S. Bancorp Investments, Inc. Wells Fargo Securities International Limited Banco Bilbao Vizcaya Argentaria, S.A. Banco Santander, S.A. Commerzbank Aktiengesellschaft
Concurrent Offering:
€600,000,000 of Southern Power Company’s Series 2016A 1.000% Senior Notes due June 20, 2022, expected to be issued on June 20, 2016. The closing of the offering of the Series 2016B Senior Notes is not contingent on the closing of the concurrent offering.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Southern Power Company collect at 1-404-506-0776, Barclays Bank PLC toll free at 1-888-603-5847, BNP Paribas toll free at 1-800-854-5674, Merrill Lynch International toll free at 1-800-294-1322 or UBS Limited toll free at 1-888-827-7275.